 As filed with the Securities and Exchange Commission on November 7, 2001

                                                 Registration No. 333-________
    =======================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 _____________

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 _____________

                              FIFTH THIRD BANCORP
                    --------------------------------------
            (Exact name of registrant as specified in its charter)

            Ohio                                                 31-0854434
-------------------------------                              -----------------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                              Fifth Third Center
                            Cincinnati, Ohio 45263
                          ---------------------------
                        (Address of principal executive
                         offices, including zip code)

 USB, Inc. 1996 Stock Option/Stock Issuance Plan, USB, Inc. 1997 Stock Option
 ----------------------------------------------------------------------------
  Plan, USB, Inc. 1999 Stock Option and Incentive Plan, USB, Inc. 1999 Stock
  --------------------------------------------------------------------------
               Option Plan and USB, Inc. 2000 Stock Option Plan.
              -------------------------------------------------
                           (Full title of the plan)

                                               Copy of Communications To:
     Paul L. Reynolds, Esq.                    Richard G. Schmalzl, Esq.
     Fifth Third Bancorp                       Richard W. Holmes, Jr., Esq.
     38 Fountain Square Plaza                  Graydon Head & Ritchey LLP
     Cincinnati, Ohio 45263                    511 Walnut Street
     1900 Fifth Third Center                   Cincinnati, Ohio 45202
     (513) 579-5300                            (513) 621-6464
     (513) 744-6757 (Fax)                      (513) 651-3836 (Fax)
     (Name, address and telephone
     number, including area code,
     of agent for service)

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
   Title of each
      class of                                                              Proposed maximum
    securities                                   Proposed maximum               aggregate          Amount of
      to be               Amount to be            offering price             offering price      registration
    registered            registered(1)            per share (2)                  (2)                fee
-------------------------------------------------------------------------------------------------------------
 Common Stock, no Par        217,191 shares          $21.0066                 $4,562,444.46         $1,140.61
   value per share
-------------------------------------------------------------------------------------------------------------
 Common Stock, no Par         95,755 shares          $24.8967                 $2,383,983.51         $  596.00
   value per share
-------------------------------------------------------------------------------------------------------------
 Common Stock, no Par        250,635 shares          $12.9619                 $3,248,705.81         $  812.18
   value per share
-------------------------------------------------------------------------------------------------------------
 Common Stock, no Par          1,079 shares          $18.5325                 $   19,996.56         $    5.00
   value per share
-------------------------------------------------------------------------------------------------------------
 Common Stock, no Par         19,279 shares          $20.7499                 $  400,037.32         $  100.01
   value per share
-------------------------------------------------------------------------------------------------------------
 Common Stock, no Par          7,711 shares          $17.1165                 $  131,985.33         $   33.00
   value per share
-------------------------------------------------------------------------------------------------------------

(1) These shares of common stock are issuable pursuant to options previously granted to certain directors, officers and employees of USB, Inc. assumed by the Registrant.

(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h), based upon the exercise prices of the options previously granted.

Part I  Information Required in the Section 10(a) Prospectus.

     The documents containing the information required in Part I of the registration statement will be provided to each option holder as required by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") in accordance with the instructions to Form S-8, but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Part II Information Required in the Registration Statement.

Item 3. Incorporation of Documents by Reference.
        ---------------------------------------

     The following documents, as filed with the Commission, are incorporated herein by reference:

     (1) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     (2) the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001;

     (3) the Registrant's Current Reports on Form 8-K filed with the Commission on April 4, April 17, June 1, June 15, September 6 and September 19, 2001; and

     (4) the description of the Registrant's Common Stock contained in a registration statement filed under the Securities and Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.
        -------------------------

        Not applicable.

Item 5. Interest of Named Experts and Counsel.
        -------------------------------------

        Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

         Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets. In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by Section

1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

     The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

     Fifth Third carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7.    Exemption from Registration Claimed.
           -----------------------------------

           Not applicable.

Item 8.    Exhibits.
           --------

Exhibit    Description of Exhibit
-------    ----------------------
 4.1       Second Amended Articles of Incorporation, as amended*
 4.2       Code of Regulations, as amended*
 5.1       Opinion of Counsel employed by Fifth Third Bancorp
23.1       Consent of Counsel employed by Fifth Third Bancorp (included in
           Exhibit 5.1)
23.2       Consent of Deloitte & Touche LLP
-------------------------------------------
*   Incorporated by reference.  See Exhibit Index.


Item 9.    Undertakings
           ------------

A.   INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B.   SUBSEQUENT EXCHANGE OF DOCUMENTS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   OTHER

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represented no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on November 7, 2001.

                                   FIFTH THIRD BANCORP


                                   By: /s/ GEORGE A. SCHAEFER, JR.
                                       ---------------------------
                                       George A. Schaefer, Jr.
                                       President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:


/s/ GEORGE A. SCHAEFER, JR.                     Date: November 7, 2001
-------------------------------------
George A. Schaefer, Jr.
President and Chief Executive Officer

Principal Financial Officer:


/s/ NEAL E. ARNOLD                              Date: November 7, 2001
-------------------------------------
Neal E. Arnold
Chief Financial Officer, Executive Vice
President and Treasurer

Principal Accounting Officer:


/s/ ROGER W. DEAN                               Date: November 7, 2001
-----------------------
Roger W. Dean
Controller

Directors of the Company:


/s/ DARRYL F. ALLEN                             Date: November 7, 2001
-----------------------
Darryl F. Allen



/s/ JOHN F. BARRETT                             Date: November 7, 2001
-----------------------
John F. Barrett



/s/ GERALD V. DIRVIN                            Date: November 7, 2001
-----------------------
Gerald V. Dirvin



/s/ THOMAS B. DONNELL                           Date: November 7, 2001
-----------------------
Thomas B. Donnell



/s/ RICHARD T. FARMER                           Date: November 7, 2001
-----------------------
Richard T. Farmer



/s/ JOSEPH H. HEAD, JR.                         Date: November 7, 2001
-----------------------
Joseph H. Head, Jr.



/s/ JAMES P. HACKETT                            Date: November 7, 2001
-----------------------
James P. Hackett

/s/ JOAN R. HERSCHEDE                           Date: November 7, 2001
--------------------------------
Joan R. Herschede



/s/ ALLEN M. HILL                               Date: November 7, 2001
--------------------------------
Allen M. Hill



                                                Date:
________________________________
William G. Kagler



                                                Date:
________________________________
James D. Kiggen



/s/ ROBERT L. KOCH, II                          Date: November 7, 2001
--------------------------------
Robert L. Koch, II



/s/ MITCHEL D. LIVINGSTON, PH.D.                Date: November 7, 2001
--------------------------------
Mitchel D. Livingston, Ph.D.



                                                Date:
________________________________
Robert B. Morgan



                                                Date:
________________________________
David E. Reese



/s/ JAMES E. ROGERS                             Date: November 7, 2001
--------------------------------
James E. Rogers


/s/ HENDRIK G. MEIJER                           Date: November 7, 2001
--------------------------------
Hendrik G. Meijer

/s/ GEORGE A. SCHAEFER, JR.                     Date: November 7, 2001
--------------------------------
George A. Schaefer, Jr.



/s/ JOHN J. SCHIFF, JR.                         Date: November 7, 2001
--------------------------------
John J. Schiff, Jr.



/s/ DONALD B. SHACKELFORD                       Date: November 7, 2001
--------------------------------
Donald B. Shackelford



/s/ DENNIS J. SULLIVAN, JR.                     Date: November 7, 2001
--------------------------------
Dennis J. Sullivan, Jr.



/s/ DUDLEY S. TAFT                              Date: November 7, 2001
--------------------------------
Dudley S. Taft



/s/ THOMAS W. TRAYLOR                           Date: November 7, 2001
--------------------------------
Thomas W. Traylor



/s/ DAVID J. WAGNER                             Date: November 7, 2001
--------------------------------
David J. Wagner

                               INDEX TO EXHIBITS
                               -----------------


Exhibit      Description of Exhibit
-------      ----------------------

 4.1 Second Amended Articles of Incorporation, as amended (Filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated by reference herein)*

 4.2 Code of Regulations, as amended (Filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated by reference herein)*

 5.1      Opinion of Counsel employed by Fifth Third Bancorp

23.1      Consent of Counsel employed by Fifth Third Bancorp (included in
          Exhibit 5.1)

23.2      Consent of Deloitte & Touche LLP
-------------
*  Incorporated by reference.

                                       10